UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 2, 2005
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     Hines Real Estate Investment Trust, Inc. (“Hines REIT”) acquired, through Hines REIT Properties, L.P., its majority-owned subsidiary (the “Operating Partnership,” and together, the “Company”), an office property located at 1515 S Street in Sacramento, California. The acquisition was completed on November 2, 2005 by, a wholly-owned subsidiary of the Operating Partnership. The seller, JB Management, L.P., is unaffiliated with Hines REIT, its sponsor Hines Interests Limited Partnership (“Hines”) and their affiliates.
     1515 S Street consists of two five-story office buildings and an eight-story parking garage constructed in 1987. The buildings have an aggregate of approximately 349,000 square feet of rentable area and are 100% leased. The State of California leases an aggregate of 340,170 square feet, or 97% of the buildings’ rentable area. No other tenant leases more than 10% of the property’s rentable area.
     The aggregate purchase price of 1515 S Street was approximately $66.6 million, excluding transaction costs. The acquisition was funded by borrowings of $66.0 million under the Operating Partnership’s existing credit facility and proceeds from Hines REIT’s public offering. In connection with this acquisition, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership and an affiliate of Hines, cash acquisition fees totaling approximately $333,000. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition . Hines will serve as the property manager to provide services in connection with the leasing, operation and management of 1515 S Street.
Item 9.01 Financial Statements and Exhibits.
     To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after November 2, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
November 7, 2005	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer, Treasurer and Secretary